EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 27, 2009, but effective as of the Effective Date (as defined below), by and between Pilgrim’s Pride Corporation, a Delaware corporation, with its principal offices at 4845 US Highway 271 North, Pittsburg, Texas, 75686, (the “Company”), and Don Jackson, an individual (“Executive”).

RECITALS

A.           The Company would like Executive to serve as its Chief Executive Officer and Executive desires to provide employment services to the Company on all of the terms and conditions herein set forth.

B.           The Company desires to provide Executive with a compensation plan in recognition of Executive’s valuable skills and services.

C.           The Company and Executive entered into that certain Employment Agreement dated December 16, 2008 (the “Original Employment Agreement”).

D.           The Company and Executive desire to amend and restate the Original Employment Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, the parties hereto agree as follows:

ARTICLE I.  EMPLOYMENT

1.1           Employment.  The Company hereby employs Executive as its Chief Executive Officer and President and Executive hereby accepts such engagement with the Company, in accordance with and subject to all of the terms, conditions and covenants set forth in this Agreement.

1.2           Term.  The term of this Agreement shall be for three (3) years (the “Initial Term”), commencing on the Effective Date, unless terminated earlier in accordance with the terms of Article IV hereof.  The Initial Term may be extended in writing by mutual consent of Executive and the Company for such additional term as may be agreed (collectively with the Initial Term, the “Term”).

1.3           Conditions Precedent; Effective Date.  Notwithstanding anything to the contrary contained in this Agreement, all rights and obligations hereunder are subject to, and conditioned on, issuance of an order of the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division, or another court having jurisdiction over the case pending under Chapter 11 of the United States Bankruptcy Code wherein the Company is debtor and debtor-in-possession (the “Bankruptcy Court”), approving the terms of this

Agreement in the form hereof.  The effective date of this Agreement (the “Effective Date”) shall be that date upon which the Bankruptcy Court issues its order approving the terms of this Agreement in the form hereof.  Notwithstanding anything to the contrary contained in this Agreement or otherwise, the Term and Executive’s employment under this Agreement and period thereof shall not commence until the Effective Date.  Neither the Company nor Executive shall have any obligations hereunder and the Company shall have no obligation to provide any compensation or benefit or make any payment under this Agreement, including the Sign-on Bonus, in each case, unless and until the Effective Date occurs.

ARTICLE II.  DUTIES OF EXECUTIVE

2.1           Scope of Duties.  Executive shall be the Chief Executive Officer and President of the Company, reporting to the Board of Directors of the Company (the “Board”), and shall have such other or additional offices or positions with the Company and its subsidiaries as the Board shall determine from time to time.  Executive shall operate within the established guidelines, plans or policies as may be established or approved by the Company from time to time.

2.2           Performance of Duties.  Executive shall perform his duties from Pittsburg, Texas, and devote his full time and attention to the business affairs of the Company, but nothing in this Agreement shall preclude Executive from devoting reasonable time to serve as a director or a member of a committee of any organization involving no conflict of interest with the interest of the Company, from engaging in charitable and community activities, and from managing Executive’s personal affairs, provided that such activities do not materially interfere with the regular performance of Executive’s duties and responsibilities or derogate from Executive’s obligations under this Agreement.  Executive shall furnish to the Board a detailed statement of any outside directorship, membership, employment or consulting services in which Executive seeks to engage or invest, and must obtain prior approval from the Board prior to engaging or investing in such services.  In addition, as from time to time requested by the Board, Executive must resubmit for approval a detailed statement thereof.  In the event the Board determines in good faith that a conflict of interest or likelihood of interference with his duties owed hereunder exists, Executive shall refrain from such activity.

ARTICLE III.  COMPENSATION AND BENEFITS
3.1           Salary.  Executive shall be paid a base annual salary of not less than one million five hundred thousand dollars (US$1,500,000.00) during the Initial Term, which shall be paid with the same frequency and on the same basis that the Company normally makes salary payments to other executive personnel of the Company.

3.2           Sign-on Bonus.  Within five (5) business days of the Effective Date, the Company shall pay Executive a lump sum gross amount of three million dollars ($3,000,000.00) (the “Sign-on Bonus”), subject to Executive’s obligation to re-pay this amount to the Company should the Executive’s employment be terminated by Executive other than for Good Reason during the Initial Term in accordance with Article IV hereof.  Beginning on the Effective Date, Executive’s obligation to repay the Sign-on Bonus shall be forgiven in one-thirty-sixth (1/36) equal amounts for each full month of employment during the Initial Term.  During the Initial

Term, if Executive terminates his employment without Good Reason in accordance with Article IV hereof, the remaining unforgiven amount of the Sign-on Bonus shall be deemed unearned and Executive agrees to immediately repay upon the Date of Termination the remaining unforgiven amount of the Sign-on Bonus in accordance with Article V hereof.

3.3           Relocation Expenses; Living Expenses.  Executive shall be reimbursed his reasonable moving expenses incurred in relocating his principal residence to Texas in order to commence employment hereunder in accordance with the terms and conditions of the Pilgrim’s Pride Corporation Executive Relocation Policy and Repayment Agreement (the “Relocation Policy”).  Notwithstanding anything to the contrary contained in the Relocation Policy, the Company agrees that (a) the temporary housing period under the Relocation Policy shall be extended until the earliest of (i) confirmation of a plan of reorganization of the Company, (ii) the first anniversary of the Effective Date or (iii) the date Executive permanently relocates his residence to Texas (the earliest of such dates, the “Extension Deadline”) and (b) Executive shall be entitled to reimbursement of the costs and expense under the “Trips Home” provision of the Relocation Policy for a trip home every two (2) weeks up to a maximum of twenty-six (26) trips until the Extension Deadline.

3.4           Bonus Upon Plan of Reorganization.  The Company agrees that Executive shall be entitled to the Reorganization Bonus (as defined below) subject to the terms and conditions of this Section 3.4.  For purposes of this Agreement, the term “Reorganization Bonus” shall mean:

(a)           a lump sum gross amount of two million dollars (US$2,000,000), upon the occurring of the following conditions (i) confirmation of a Plan of Reorganization (as defined herein), (ii) EBITDAR (as defined herein) is at least an aggregate of three hundred million dollars (US$300,000,000) for the third and fourth fiscal quarters of the Company’s fiscal year ending 2009, and (iii) the annualized operational improvements of the Company and its subsidiaries are at least one hundred million dollars (US$100,000,000) for the Company’s fiscal year ending 2009 compared to the Company’s fiscal year ending 2008, or

(b)           if the conditions in clause (a) above are not satisfied, a lump sum gross amount of one million dollars (US$1,000,000) upon the occurring of the following conditions (i) confirmation of a Plan of Reorganization, (ii) EBITDAR is at least an aggregate of two hundred million dollars (US$200,000,000) for the third and fourth fiscal quarters of the Company’s fiscal year ending 2009, and (iii) the annualized operational improvements of the Company and its subsidiaries are at least fifty million dollars (US$50,000,000) for the Company’s fiscal year ending 2009 compared to the Company’s fiscal year ending 2008.

The Company and Executive agree that no Reorganization Bonus shall be due or payable under this Agreement if the EBITDAR is less than an aggregate of two hundred million dollars (US$200,000,000) for the third and fourth fiscal quarters of the Company’s fiscal year ending 2009, or if the annualized operational improvements of the Company and its subsidiaries are less than fifty million dollars (US$50,000,000).  The Reorganization Bonus shall be paid in a lump sum in the next normal payroll cycle immediately following the substantial consummation of such Plan of Reorganization; provided, however, that such payment shall be made not later than 2½ months following the “year” in which the Plan of Reorganization is confirmed.  For purposes of this Section 3.4, “year” means either the Company’s fiscal year or the calendar year, whichever provides the latest payment date.

3.5           Incentive, Savings and Retirement Plans.  Executive will be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other executive personnel of the Company, including, but not limited to, the Pilgrim’s Pride Corporation Performance Bonus Plan, subject to and to the extent such plan is approved by the Bankruptcy Court and the stockholders of the Company.

3.6           Sign-on Stock Grant.  Within one business day after the Effective Date, Executive shall be granted three million eighty-five thousand six hundred fifty-six (3,085,656) shares of the Company’s common stock (the “Shares”).  One-half of the Shares shall vest upon the occurrence of the following conditions: (a) confirmation of a Plan of Reorganization, and (b) the EBITDAR is at least an aggregate of three hundred million dollars (US$300,000,000) for the third and fourth fiscal quarters of the Company’s fiscal year ending 2009.  The remaining one-half of the Shares shall vest upon the occurrence of the following conditions: (a) confirmation of a Plan of Reorganization, and (b) the EBITDAR is at least an aggregate of five hundred million dollars (US$500,000,000) for the last twelve months ending on the last day of the fiscal month of the Company immediately preceding substantial consummation of such Plan of Reorganization.  The Shares shall be subject to forfeiture if the Company terminates Executive’s employment for Cause or if Executive terminates his employment without Good Reason before, and to the extent, the Shares have not vested.  During the Term, Executive shall not transfer, sell, or otherwise dispose of the unvested Shares and shall not transfer, sell, or otherwise dispose of at least fifty percent (50%) of the vested Shares.  The Company hereby represents and warrants to Executive that the Shares represent four percent (4%) of the issued and outstanding shares of the Company on the Effective Date after giving effect to the issuance of the Shares.

3.7           Reimbursable Expenses.  Upon submission of expense reports to the extent necessary to substantiate the Company’s federal income tax deductions for such expenses under the Code, and such expense report procedures as may be established by the Company, the Company shall promptly reimburse Executive for all reasonable business expenses incurred in the performance of Executive’s duties hereunder on behalf of the Company, including expenses related to travel and expenses while away from home on business.  All such reimbursements shall be made in accordance with the timing requirements of Section 409A of the Code.

3.8           Fringe Benefits.  Executive shall be eligible to participate in all group benefit plans and programs which the Company has established or may establish for its executive employees and such other employee benefits or plans as the Company has established or may establish for its employees and as may be modified by the Company from time to time.

3.9           Vacations and Sick Pay.  Executive shall be entitled to an annual vacation and to sick leave in accordance with policies as periodically established by the Company for similarly situated executive employees.

3.10           Holidays.  Executive shall be entitled to all paid holidays given to the Company’s executive employees.

3.11           Deductions.  All payments provided for in this Agreement will be subject to any deductions required by applicable law, including but not limited to applicable payroll or other taxes or withholdings required to be withheld by the Company.

ARTICLE IV.  TERMINATION

4.1           Termination by the Company.  Executive’s employment with the Company may be terminated by the Company under the following conditions:

(a)           Upon Executive’s death, in which case termination shall be effective immediately;

(b)           If the Company determines in good faith that the Disability of Executive has occurred during the Term (pursuant to the definition of Disability), it may give to Executive written notice of its intention to terminate Executive’s employment.  In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties;

(c)           If the Company terminates Executive’s employment for Cause, effective on the Date of Termination; or

(d)           If the Company terminates Executive’s employment at any time, without Cause, effective on the Date of Termination.

4.2           Termination by Executive. Executive may terminate Executive’s employment with the Company (a) for Good Reason during the 60-day period following the occurrence of an event or events giving rise to such Good Reason, or (b) for the convenience of Executive.  A termination by Executive shall not constitute termination for Good Reason unless Executive shall first have delivered to the Company written notice identifying with specificity the occurrence claimed to give rise to a right to terminate for Good Reason, and a reasonable time (not less than 30 days) within which the Company may take action to correct, rescind or otherwise substantially reverse the event supporting the basis for a termination for Good Reason as identified by Executive and such period has passed.  Executive’s mental or physical incapacity following the occurrence of an event otherwise constituting Good Reason shall not affect Executive’s ability to terminate employment for Good Reason.

4.3           Notice of Termination.  Any termination by the Company or Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 8.1 hereof.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (c) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date.  The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

           4.4           Date of Termination.  “Date of Termination” means (a) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 60 days after receipt of the Notice of Termination, as the case may be, (b) if Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies Executive of such termination, and (c) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.  The Company and Executive shall take all steps necessary (including with regard to any post-termination services by Executive) to ensure that any termination described in this Article constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

ARTICLE V.  COMPENSATION UPON TERMINATION

5.1           Termination by Executive for Good Reason; Termination by the Company for Death, Disability, or Other than for Cause.  If the Company terminates the Executive’s employment for death or Disability or other than for Cause, or Executive terminates his employment for Good Reason during the 60-day period following the occurrence of an event or events giving rise to Good Reason:

(a)           The Company shall pay to Executive in a lump sum within 30 days after the Date of Termination all Accrued Obligations and Other Accrued Benefits through the Date of Termination;

(b)           If the terms and conditions in Section 3.4 hereof are satisfied after the Date of Termination and on or before December 1, 2010, then the Company shall pay to Executive or his estate the Reorganization Bonus on December 1, 2010; and

(c)           If the conditions in Section 3.6 hereof are satisfied after the Date of Termination such that the Shares would vest, in whole or in part, then the Shares shall immediately vest and all restrictions shall lapse, at the time and under the terms and conditions of Section 3.6.

Notwithstanding anything to the contrary contained herein, as a condition to the payment of any Reorganization Bonus or the vesting of the Shares in accordance with Section 3.4 and Section 3.6, as applicable, and this Section 5.1, Executive or his estate shall have timely executed and not revoked a general release, in the form presented by the Company, of all known and unknown claims that Executive may then have against the Company or Persons affiliated with the Company, and has expressly agreed in writing not to prosecute any legal action or other proceeding based on any of such claims.

5.2           Termination by the Company for Cause. If Executive’s employment shall be terminated by the Company for Cause, this Agreement shall terminate without further obligations to Executive other than the obligation to pay to Executive the Accrued Obligations and any Other Accrued Benefits and Executive shall forfeit the Shares still subject to forfeiture.

5.3           Termination by Executive Other than for Good Reason.  If Executive’s employment shall be terminated by Executive other than for Good Reason, this Agreement shall terminate without further obligations to Executive other than the obligation to pay to Executive the Accrued Obligations and any Other Accrued Benefits.  The remaining unforgiven amount of the Sign-on Bonus as provided for in Section 3.2 hereof shall be due and payable within five (5) business days from the Date of Termination, and Executive shall forfeit the Shares still subject to forfeiture.

5.4           Expiration of Term.  If Executive’s employment shall be terminated due to the normal expiration of the Term, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Accrued Benefits.

5.5           Section 409A.  Notwithstanding the foregoing provisions of this Article, if as of the Date of Termination Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on such Date of Termination), amounts or benefits that are deferred compensation subject to Section 409A of the Code, as determined in the reasonable discretion of the Company, that would otherwise be payable or provided during the six-month period immediately following termination (other than the Accrued Obligations and Other Accrued Benefits), shall instead be paid or provided, with interest on any delayed payment at the prime lending rate prevailing at such time, as published in the Wall Street Journal, on the first business day after the date that is six months following Executive’s “separation from service” within the meaning of Section 409A of the Code.

ARTICLE VI.  RESTRICTIONS OF CONDUCT OF EXECUTIVE

6.1           General.  Executive and the Company understand and agree that the purpose of this Article is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon Executive’s right to work, earn a living, or acquire and possess property from the fruits of his labor.  Executive hereby acknowledges that Executive has received good and valuable consideration for the employment and post-employment restrictions set forth in this Article in the form of the compensation and benefits provided for herein and in the form of the Company allowing Executive access to Confidential Information and Trade Secrets which he would not otherwise receive had he not entered into the post-employment restrictions set forth in this Article.  Executive hereby further acknowledges that the post-employment restrictions set forth in this Article are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement.

           6.2           Restrictive Covenants.

(a)           Restriction on Disclosure and Use of Confidential Information and Trade Secrets.  Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated companies, and may not be converted to Executive’s own use.  Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time, beginning on the Effective Date and following termination, for any reason, reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Company, and Executive shall not, directly or indirectly, at any time, use or make use of any Confidential Information in connection with any business activity other than that of the Company.  Throughout the Term, and at all times after the date that this Agreement terminates for any reason, Executive shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Company.  The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information or any Trade Secret that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

(b)           Nonsolicitation of Protected Employees.  Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Executive’s own use.  Accordingly, Executive hereby agrees that beginning on the Effective Date and continuing during the Restricted Period, Executive shall not, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any Person or otherwise, solicit or induce any Protected Employee to terminate his or her employment relationship with the Company or any of its affiliated companies or to enter into employment with any other Person.

(c)           Noncompetition with the Company.  In consideration of the compensation and benefits paid by the Company to Executive hereunder, and in consideration of the Company giving Executive Confidential Information and Trade Secrets, Executive hereby agrees that, during the Restricted Period, Executive shall not, without prior written consent of the Company, directly or indirectly, anywhere in the United States seek or obtain a Competitive Position.  Executive acknowledges that in the performance of his duties for the Company he is charged with operating on the Company’s behalf throughout the United States and he hereby acknowledges, therefore, that this restriction is reasonable. It is intended and agreed that during the term of Executive’s employment, Executive shall not knowingly perform any act which may confer any competitive benefit or advantage upon any enterprise competing with Company, its subsidiaries, affiliates or any successor.  Executive shall not directly or indirectly, engage, individually or as an officer, director, employee, consultant, advisor, partner or co-venturer, or as a stockholder or other proprietor owning more than a five percent (5%) interest in any firm, corporation, partnership or other organization (in case of any such ownership or participation) in the business of manufacturing, selling or distributing products in competition with the products and/or services of the Company or its subsidiaries or affiliates.

           6.3           Enforcement of Restrictive Covenants.

 (a)           Rights and Remedies Upon Breach.  In the event Executive breaches, or threatens to commit a breach of any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court or tribunal of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.  Such right and remedy shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

(b)           Severability of Covenants.  Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects.  The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants.  Should any part or provision of any covenant be held invalid, void or unenforceable, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement.  If any portion of the foregoing provisions is found to be invalid or unenforceable because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

ARTICLE VII.  DEFINITIONS AND INTERPRETATION

7.1           Definitions.  The following capitalized terms as used in this Agreement shall have the meanings assigned to them below:

(a) “Accrued Obligations” shall mean, to the extent not theretofore paid, (i) Executive’s annual base salary through the Date of Termination, (ii) Executive’s accrued but unpaid Reorganization Bonus, (iii) Executive’s annual incentive bonus for the fiscal year immediately preceding the fiscal year in which termination occurs, (iv) any accrued vacation pay to the extent the vacation was not theretofore taken, and (v) any other amounts accrued but unpaid under Article III as of the Date of Termination; provided that the term “Accrued

Obligations” shall not be deemed to include the Sign-on Bonus, which shall be treated in accordance with the terms of Section 3.2 and Article V hereof,

(b) “Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

(c) “Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

(d) “Cause” shall mean, as determined by the Board, of any one of the following specific material acts or failure to act by Executive:

(i) Executive’s conviction in a court of law of, or entry of a guilty plea or plea of no contest to, a felony charge (regardless of whether subject to appeal);

(ii) the willful and continued failure of Executive to perform substantially Executive’s duties (as contemplated by Article II hereof) with the Company or any of its affiliated companies (other than any such failure resulting from incapacity due to physical or mental illness or following Executive’s delivery of a Notice of Termination for Good Reason);

(iii) any willful act that constitutes, on the part of Executive, fraud, dishonesty in any material respect, breach of fiduciary duty, misappropriation, embezzlement or gross misfeasance of duty;

(iv) willful disregard or continued breach in any material respect of published Company (or of any of its affiliated companies) policies and procedures or codes of ethics or business conduct; or

(v) any other material breach by Executive of any provision of this Agreement.

provided, however, that in the case of (ii), (iv) and (v) above, such conduct or omission shall not constitute “Cause” unless the Board shall have delivered to Executive notice identifying with specificity (A) the conduct or omission the Board believes constitutes “Cause,” (B) reasonable action that would remedy such objection, and (C) a reasonable time (not less than 30 days) within which Executive may take such remedial action, and Executive shall not have taken such specified remedial action within the specified time.  For purposes of this definition, no act, or failure to act, on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.  The cessation of employment of Executive shall not be deemed to be for “Cause” unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding Executive, if Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of any of the conduct described above, and specifying the particulars thereof in detail; provided that, in the event Executive disputes such finding, no such finding shall be deemed to be conclusive of the issue of whether “Cause” exists or a waiver by Executive from challenging such finding and exercising any right under Section 8.4 hereof.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, with all references to the Code to include the Treasury Regulations promulgated thereunder as in effect from time to time, and any successor provisions of the Code and the applicable Treasury Regulations.

(f) “Competitive Position” means any employment or consulting arrangement with a Competitor in which Executive will use or is likely to use any Confidential Information or Trade Secrets, or in which Executive has duties for such Competitor that are the same or similar to those services actually performed by Executive for the Company.

(g) “Competitor” means any company or entity engaged in poultry production (including without limitation broiler production, processing, sales and marketing) in which its headquarters is located in the United States.

(h) “Confidential Information” means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to Persons not employed by the Company, but that does not rise to the level of a Trade Secret.  “Confidential Information” shall include, but is not limited to, financial plans and data concerning the Company or any of its affiliated companies, management planning information, business plans, operational methods, market studies, marketing plans or strategies, product development techniques or plans, customer lists, customer files, data and financial information, details of customer contracts, current and anticipated customer requirements, identifying and other information pertaining to business referral sources, past, current and planned research and development, business acquisition plans, and new personnel acquisition plans.  “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.  This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

(i) “Determination Date” means the Date of Termination or any earlier date of an alleged breach of the Restrictive Covenants by Executive.

(j) “Disability” shall mean the inability of Executive, as determined by the Board, to perform the responsibilities and functions of the position held by Executive, with or without reasonable accommodation, by reason of any medically determined physical or mental impairment which has lasted (or can reasonably be expected to last) for a period of not less than one hundred eighty (180) consecutive days.  At the request of Executive or his or her personal representative, the Board’s determination that the Disability of Executive has occurred shall be certified by two physicians mutually agreed upon by Executive, or his or her personal representative, and the Company.  Failing such independent certification (if so requested by Executive), Executive’s termination shall be deemed a termination by the Company without Cause and not a termination by reason of his or her Disability.

(k) “EBITDAR” means, with reference to any period, Net Income for such period (x) plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, (c) depreciation of fixed assets and amortization of intangible assets for such period, (d) all asset impairment charges and Restructuring Costs incurred during such period and losses in an aggregate amount not to exceed $17,500,000 suffered in the month of October 2008 in connection with commodity hedging transactions, (e) losses realized upon any sale or other disposition of Property during such period, and (f) any write-downs of goodwill or other intangibles during such period, and (y) minus all amounts included in arriving at such Net Income in respect of gains realized upon any sale or other disposition of Property during such period (all amounts referred to in clauses (x) and (y) to be determined on a consolidated basis using the standards used in the preparation of the Company’s quarterly financial statements other than those items or adjustments that are only reflected on a quarterly basis).

(l) “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

(m) “Good Reason” shall mean:

(i) the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties, or responsibilities as contemplated by Section 2.1 hereof or any other action by the Company which results in a material diminution in such position, authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice;

(ii) any failure in any material respect by the Company to comply with any of the provisions of Article III hereof, other than an isolated, insubstantial, and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(iii) the Company’s requiring Executive (A) to be based at any office or location that is more than 150 miles from the initial location of employment in Pittsburg, Texas, or (B) to be based at a location other than the principal executive offices of the Company;

(iv) any purported termination by the Company of Executive’s employment otherwise than as expressly permitted by this Agreement; or

(v) any failure by the Company to require any successor (whether direct or indirect by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(n) “Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) and letter of credit fees of the Company and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

(o) “Net Income” means, with reference to any period, the net income (or net loss) of the Company and its subsidiaries for such period computed on a consolidated basis using the standards used in the preparation of the Company’s quarterly financial statements other than those items or adjustments that are only reflected on a quarterly basis; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a subsidiary of, or has merged into or consolidated with, the Company or another subsidiary, and (b) the net income (or net loss) of any Person (other than a subsidiary) in which the Company or any of its subsidiaries has an equity interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its subsidiaries during such period.

(p) “Other Accrued Benefits” shall mean amounts that are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice, or program of the Company or any of its affiliated companies at the Date of Termination, including benefits under such plans, programs, practices, and policies relating to death or disability benefits, if any, as are applicable to Executive on the Date of Termination.

(q) “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

(r) “Plan of Reorganization” means a plan of reorganization of the Company that does not provide for a sale of a majority of the Company’s and its subsidiaries’ assets; provided that no Plan of Reorganization shall be deemed to have occurred if a majority of the Company’s assets have been sold under Section 363 of the United States Bankruptcy Code prior to the date of such confirmation.  For purposes hereof, a sale or issuance of the Company’s equity to third parties or creditors in a capital raising transaction or in satisfaction of pre-petition claims in connection with a plan or reorganization or otherwise will not be deemed to be a sale of a majority of the Company’s and its subsidiaries assets.

          (s) “Principal or Representative” means a principal, owner, partner; stockholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative, or consultant.

(t) “Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

(u) “Protected Employees” mean employees of the Company who were employed by the Company or its affiliated companies at any time within six months prior to the Determination Date, other than those who were discharged by the Company or such affiliated employer without cause.

(v) “Restricted Period” means two (2) years following the Date of Termination.

(w) “Restrictive Covenants” means the restrictive covenants contained in Article VI hereof.

(x) “Restructuring Costs” means (a) nonrecurring costs consisting of lease termination costs, severance costs, facility shutdown costs and other related restructuring charges related to or associated with a permanent reduction in capacity, closure of plants or facilities, cut-backs or plant closures or a significant reconfiguration of a facility and (b) restructuring costs consisting of fees and expenses of professionals (whether engaged by the Company, any official committee, the Bank of Montreal, as DIP agent (or its counsel), any lenders (or their respective counsel) or any other Person) incurred during such period.

(y) “Third Party Information” means confidential or proprietary information subject to a duty on the part of the Company or its affiliated companies to maintain the confidentiality of such information and to use it only for certain limited purposes.

(z)  “Trade Secret” means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information:  (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a “trade secret(s)” under the common law or statutory law of Texas.

7.2           Interpretation.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), and (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and permitted assigns.  The words “hereof,” “herein,” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE VIII.  MISCELLANEOUS PROVISIONS

           8.1           Notices.  All notices, requests and other communications under this Agreement must be in writing and will be deemed duly delivered (a) when delivered if delivered in person, (b) three days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) one day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, (d) on the date of confirmation of receipt of transmission by facsimile or (e) on the date of the notice being sent by e-mail at the e-mail address in the records of the Company, in each case to the intended recipient as set forth below (or to such other address, facsimile number, email address or individual as a party may designate by notice to the other parties).

If to Executive:	Don Jackson 4845 US Highway 271 North Pittsburg, TX 75686

If to the Company:	Pilgrim’s Pride Corporation 4845 US Highway 271 North Pittsburg, TX 75686
Attention: Executive Vice President Human Resources Facsimile: (972) 290-8174

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

8.2           Successors.

(a)           This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company shall require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8.3           No Breach of Duty.  Each of the Company and Executive represents and warrants to the other party that neither the execution, delivery and performance of this Agreement will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, any agreement to which such Person is a party or which it or he may be subject.  Executive represents that Executive’s performance of this Agreement and as an employee of the Company does not and will not breach any agreement or duty to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to employment with the Company.  Executive has not and will not enter into any agreement either written or oral in conflict with this Agreement.

8.4           Arbitration  Any claim or dispute arising under or relating to this Agreement or the breach, termination, or validity of any term of this Agreement shall be subject to arbitration, and prior to commencing any court action, the parties agree that they shall arbitrate all controversies; provided, however, that nothing in this Section shall prohibit the Company from exercising its right under Article VI hereof to pursue injunctive remedies with respect to a breach or threatened breach of the Restrictive Covenants.  The arbitration shall be conducted in Dallas, Texas, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §l, et. seq.  Any award shall be binding and conclusive upon the parties hereto, subject to 9 U.S.C. §10.  Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.  Any fees and related expenses associated with the cost of arbitration shall be borne by the Company.

8.5           Settlement of Claims.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

8.6           Severability.  If any term, provision, covenant or condition of this Agreement is held to be invalid, void, or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

8.7           Personal Loan.  Notwithstanding any other provisions in this Agreement, in the event the Company determines in its good faith judgment, that any provision of this Agreement is likely to be interpreted as a personal loan prohibited by the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Act”), then such provision shall be modified as necessary or appropriate so as to not violate the Act; and if this cannot be accomplished, then the Company shall use its reasonable efforts to provide the Executive with similar, but lawful, substitute benefits at a cost to the Company not to significantly exceed the amount the Company would have otherwise paid to provide such benefits to the Executive.

8.8           Survival.  Articles V, VI, VII and VIII shall survive the termination of this Agreement.

8.9           Entire Agreement; Amendments; Waiver.  This Agreement amends and restates the Original Employment Agreement in its entirety and is the entire agreement between the parties hereto concerning the subject matter hereof and supersedes and replaces all prior or contemporaneous agreements or understandings between the parties, including the Original Employment Agreement.  This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by the Executive and a duly authorized officer on behalf of the Company (other than Executive).  Failure of either party to enforce any of the provisions of this Agreement or any rights with respect thereto or failure to exercise any election provided for herein shall in no way be considered to be a waiver of such provisions, rights or elections or in any way effect the validity of this Agreement.  The failure of either party to exercise any of said provisions, rights or elections shall not preclude or prejudice such party from later enforcing or exercising the same or other provisions, rights or elections which it may have under this Agreement.

8.10           Governing Law and Forum.  This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Texas. With the exception of “arbitrable claims,” which are those claims subject to arbitration under Section 8.4 hereof, the courts of Dallas County, Texas, shall have exclusive jurisdiction and be the venue of all disputes between the Company and Employee whether such disputes arise from this Agreement or otherwise.  In addition, Executive expressly waives any right to sue or be sued in the county of Executive’s residence and consents to venue in Dallas County, Texas.

8.11           Attorneys’ Fees.  In the event of any action for the breach of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in connection with such action.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

“Executive”	“Company”
PILGRIM’S PRIDE CORPORATION

/s/ Don Jackson	By:	/s/ Richard A. Cogdill
Don Jackson		Richard A. Cogdill Chief Financial Officer, Secretary and Treasurer